                                        CONTACT: John A. Miley, Executive VP/CFO
                                                 American Media Operations, Inc.
                                                 (561) 998-7400

                     AMERICAN MEDIA OPERATIONS, INC. REPORTS
                              THIRD QUARTER RESULTS

     BOCA RATON (February 17, 2004) - American Media, Inc. (AMI) today announced results for the third quarter and nine months ended December 29, 2003.

     Revenues for the December 2003 fiscal quarter were $118,332,000 compared to $90,670,000 for the prior year quarter. Total revenues increased $27.7 million, or 30.5%, advertising revenues increased 183.2%, from $10.3 million to $29.2 million, and circulation revenues increased by $7,420,000, or 10.0%, to $81.5 million, when compared to the prior year's comparable fiscal quarter. These revenue increases were primarily related to the Weider acquisition partially offset by a 9.7% decrease in unit sales for the tabloids from the prior year's quarter. Contributing to the tabloid decline in unit sales were factors including increased competition in the celebrity journalism marketplace and the continuing supermarket strike in Southern California. All checkout titles were down 13% versus prior year on an industry-wide basis.

     Adjusted EBITDA (net income before interest expense, income taxes, depreciation and amortization, other income (expense), restructuring expense and recapitalization bonus) for the December 2003 fiscal quarter decreased from the prior year ($31,453,000 versus $33,336,000). The decline in EBITDA is primarily due to the aforementioned decrease in unit sales for the tabloids as well as one-time investments in Star magazine in preparation of its re-launch from a tabloid to a glossy magazine. The restructuring expense is the people cost related to the relocation of publications to the Company's New York offices. The recapitalization bonus is a one-time non-recurring bonus paid in connection with the recapitalization of the Company.

     Net income was $692,000 for the December 2003 fiscal quarter compared to net income of $6,915,000 in the prior year fiscal quarter. The decrease in net income was primarily due to the decrease in EBITDA, coupled with increased interest expense and amortization as a result of the Weider acquisition.

     Revenues for the nine months ended December 2003 were $370,179,000 compared to $271,585,000 for the prior year period. Total revenues increased $98.6 million, or 36.3%, advertising revenues increased 254.5%, from $29.7 million to $105.3 million, and circulation revenues increased by $17,056,000, or 7.6%, to $241.4 million, when compared to the prior year's comparable fiscal period. These revenue increases were primarily related to the Weider acquisition partially offset by a 13.8% decrease in unit sales for the tabloids from the prior year's period. Contributing to the tabloid decline in unit sales was the increased competition in the celebrity journalism marketplace and the continuing supermarket strike in Southern California. As mentioned earlier, checkout titles were down 13% versus prior year on an industry wide basis.

     Adjusted EBITDA (net income before interest expense, income taxes, depreciation and amortization, other income (expense), restructuring expense and recapitalization bonus) for the nine-month period increased from the prior year ($112,627,000 versus $98,853,000) as a result of the Weider acquisition.

     Net income was $12,012,000 for the nine months ended December 29, 2003 compared to net income of $22,953,000 in the prior year period. The decrease in net income was due, in part, to increased interest expense and amortization as a result of the Weider acquisition.

     David J. Pecker, American Media's Chairman, President and CEO said, "Our results of $370.2 million of revenues and $112.6 million of adjusted EBITDA for the nine months ended December 29, 2003, were impacted by the continued difficult environment for the publishing industry. The celebrity journalism market has become fiercely competitive in the past year, and coupled with the supermarket strike in Southern California, has contributed to our unit sales decline. We named Bonnie Fuller as AMI Editorial Director in June 2003. Bonnie brings to AMI an unparalleled 20 year track record of publishing success, most recently at US Weekly, where she increased newsstand sales from 274,000 copies to over 500,000 in 15 months and took market share from AMI's Star tabloid. Bonnie has re-launched Star as a 96-page glossy magazine this past January, beginning with the New York and California markets and rolling out nationally April 1/st/. Star is seeing substantial acquisition of new, younger readers based on the content and format changes. Advertisers such as General Motors, Miramax, Wrigley's and Movado who never advertised in Star, committed to the test issues."

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     "We also successfully integrated all the Weider properties into AMI," Mr.
Pecker added, "and the results are even better than we originally expected. We continue to improve these titles, most recently with the redesign and re-launch of Men's Fitness and Natural Health."

     American Media Operations, Inc. owns and publishes personality journalism under the names National Enquirer, Star, Weekly World News, Globe, National Examiner, Sun, Country Weekly, MIRA! and Auto World Magazine, as well as health and fitness magazines under the names Muscle & Fitness, Shape, Men's Fitness, Muscle & Fitness Hers, Flex, Fit Pregnancy and Natural Health. AMI also owns Distribution Services, Inc. (DSI), the leading in-store sales and marketing company.

     On April 17, 2003, we completed a series of transactions whereby principals of Evercore Partners, Thomas H. Lee Partners, L.P., David Pecker, our CEO, and other members of management recapitalized the equity of AMI in a transaction that valued the Company at $1.5 billion.

     Evercore Partners, based in Los Angeles and New York, manages approximately $1.3 billion of committed capital through its Evercore Capital Partners ("ECP") affiliate. ECP investments include AMI, Michigan Electric Transmission Co., Telenet and Vertis.

     Thomas H. Lee Partners, L.P., is a Boston-based private equity firm focused on identifying and acquiring substantial ownership positions in growth companies. Founded in 1974, Thomas H. Lee Partners currently manages approximately $12 billion of committed capital, including its most recent fund, the $6.1 billion Thomas H. Lee Equity Fund V. Notable transactions sponsored by the firm include: Simmons Company, Michael Foods, ProSiebenSat.1, American Media, AXIS Capital Holdings Limited, Houghton Mifflin, TransWestern Publishing, National Waterworks, Endurance Specialty Insurance, Vertis, Eye Care Centers of America, Cott Corporation, United Industries, Rayovac, Fisher Scientific International, Experian, GNC and Snapple Beverage.

                                       ###

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

                         AMERICAN MEDIA OPERATIONS, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                 (in thousands)

                                                             UNAUDITED
                                    ---------------------------------------------------------------
                                         Three Months Ended                 Nine Months Ended
                                    -----------------------------     -----------------------------
                                    December 23,     December 29,     December 23,     December 29,
                                        2002             2003             2002             2003
                                    ------------     ------------     ------------     ------------
Revenues                               $  90,670        $ 118,332         $271,585         $370,179
                                    ------------     ------------     ------------     ------------
Operating expenses                        57,170           86,879          172,451          259,662
Loss on insurance settlement                 164                -              281              200
Restructuring expense                          -               34                -            2,739
Depreciation and amortization              7,302           10,114           22,448           30,325
                                    ------------     ------------     ------------     ------------
Total operating expenses                  64,636           97,027          195,180          292,926
                                    ------------     ------------     ------------     ------------
Operating income                          26,034           21,305           76,405           77,253
Interest expense                         (15,085)         (20,054)         (39,931)         (57,743)
Other income (expense), net                  121              (63)             224             (123)
                                    ------------     ------------     ------------     ------------
Income before income taxes                11,070            1,188           36,698           19,387
Provision for income taxes                 4,155              496           13,745            7,375
                                    ------------     ------------     ------------     ------------
Net income                             $   6,915        $     692         $ 22,953         $ 12,012
                                    ============     ============     ============     ============
EBITDA:
  Net income                           $   6,915        $     692         $ 22,953         $ 12,012
  Add (deduct) -
    Interest expense                      15,085           20,054           39,931           57,743
    Income taxes                           4,155              496           13,745            7,375
    Depreciation and amortization          7,302           10,114           22,448           30,325
    Other (income) expense, net             (121)              63             (224)             123
                                    ------------     ------------     ------------     ------------

EBITDA                                 $  33,336        $  31,419         $ 98,853         $107,578
  Add  -
    Restructuring expense                      -               34                -            2,739
    Recapitalization bonus                     -                -                -            2,310
                                    ------------     ------------     ------------     ------------
Adjusted EBITDA                        $  33,336        $  31,453         $ 98,853         $112,627
                                    ============     ============     ============     ============

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